RESEARCH FRONTIERS LAUNCHES VARIGUARD BUSINESS UNIT FOCUSED ON
PROTECTING VALUABLE ARTIFACTS FROM LIGHT DAMAGE

VariGuard provides the world’s first and only display panels that limit an artifact’s light-exposure only to when the artifact is being viewed.

Woodbury, NY, May 8, 2013 – Research Frontiers (Nasdaq: REFR) announced the formation of its VariGuard business unit that will sell a line of exhibit display products based on the Company’s SPD technology. VariGuard will feature its products at Museum Expo 2013, which will be held from May 19-22, 2013 at the Baltimore Convention Center in Baltimore, MD.

Excessive light-exposure is a leading cause of irreversible damage to many precious objects, particularly works on paper, textiles and watercolors. Presently, no display system is able to provide these artifacts with any protection against visible light damage.

VariGuard provides the world’s first and only display panels that limit an artifact’s light-exposure only to when the artifact is being viewed. This provides unequalled protection for light-sensitive artifacts by substantially reducing an artifact’s overall lux-hour exposure when compared to conventional display panels.

VariGuard panels are offered in glass or plastic fabrications, are available with anti-reflection and IR-rejection properties, and block approximately 99% of harmful UV light at all times. These panels are controlled manually or automatically by using motion- or photo-sensors. VariGuard panels can be used in new display systems and to retrofit existing systems.

Dr. Seth Van Voorhees, Research Frontiers’ Chief Financial Officer and leader of the VariGuard business unit, commented: “Today, many one-of-a-kind documents and priceless works of art are exposed to levels of visible light that cause permanent damage. VariGuard products are unique in their ability to protect these valuable artifacts from visible light damage while simultaneously enhancing the viewing experience.”
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The Brooklyn Museum is using VariGuard technology in three cases to protect and extend the exhibition period of a 17th century atlas, an 18th century Indian map printed on cotton, and an Incan wool tunic.

Information about Museum Expo 2013 can be found on the event website. For further information about VariGuard products, including video demonstrations, please visit www.VariGuard.com. Additional information about Research Frontiers’ SPD-Smart light-control technology is available at www.SmartGlass.com.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft, boats and exhibition applications including display cases, picture frames and partitions.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart", "SPD-SmartGlass" and “VariGuard” are trademarks of Research Frontiers Inc.

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